TO:       All Media Outlets

FROM:     Standard Management Corporation
          9100 keystone Crossing, 6{th} Floor
          Indianapolis, IN  46240

DATE:     June 4, 1998

CONTACT:  Kevin L. Wedmore
          317-574-5221

          FOR IMMEDIATE RELEASE

             STANDARD MANAGEMENT CORPORATION TO MAKE
                   Largest Acquisition To Date


     (Indianapolis, IN) Standard Management Corporation ("SMC" or the "Company") [NASDAQ: SMAN], announced today that it is acquiring Midwestern National Life of Ohio (Midwestern National), a Cleveland based life and annuity company.

TERMS OF THE ACQUISITION

     SMC will purchase Midwestern National for $17.8 million through a combination of cash, SMC common stock and the assumption of debt under restructured terms.

RESULTS OF TRANSACTION

     The acquisition of Midwestern National will add over $133 million in
assets to SMC's current asset base.   It is SMC's eighth acquisition and the
largest in the Company's history.

     Midwestern National distributes life and annuity products through a general agency force and through financial institutions. The company is headquartered in Mayfield Village, Ohio, a Cleveland suburb.

CHAIRMANS COMMENTS

     "The acquisition of Midwestern National, our second of 1998, complements our recent acquisition of Savers Life Insurance Company. Both of these firms have developed a presence in the distribution of products through financial institutions. We view this acquisition as a strategic move to improve our presence in this distribution channel. In addition, this transaction increases our total assets to over $900 million and our total policy count to over 150,000 policies. Given the strong platform in place at SMC, we expect to benefit from efficiencies that would be used to significantly reduce general expenses associated with Midwestern National and believe this acquisition will have a positive impact on earnings in the immediate future," stated Ronald D. Hunter, Chairman, SMC.

     The transaction is expected to be completed during the third quarter of 1998, subject to regulatory approval.


SMC IS AN INTERNATIONAL FINANCIAL SERVICES HOLDING COMPANY HEADQUARTERED IN INDIANAPOLIS, IN. THE COMPANY OPERATES THREE INSURANCE COMPANIES IN THE U.S. AND TWO COMPANIES OVERSEAS. ITS ASSETS HAVE CLIMBED FROM $198 MILLION IN DECEMBER 1992 TO OVER $772 MILLION AT MARCH 31, 1998. INFORMATION ABOUT THE COMPANY CAN BE OBTAINED BY CALLING THE INVESTOR RELATIONS DEPARTMENT AT 317-574-5221.

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT PURELY HISTORICAL ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING STATEMENTS REGARDING THE COMPANY'S HOPES, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE EXPECTATION OF GROWTH RATES, NEW BUSINESS AND ACQUISITIONS.